Exhibit 10.48

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of August, 2011 (the “Commencement Date”) by and between Carmike Cinemas, Inc. (“Carmike”) and Daniel E. Ellis (“Executive”).

R E C I T A L S

WHEREAS, Executive currently is employed by Carmike as Carmike’s Senior Vice President, General Counsel and Secretary; and

WHEREAS, Carmike and Executive desire to set forth the terms and conditions which will be applicable if Carmike terminates Executive’s employment without Cause before the beginning or after the end of his or her Protection Period; and

WHEREAS, Carmike and Executive desire to set forth the terms and conditions which will be applicable if Carmike terminates Executive’s employment without Cause or Executive resigns for Good Reason during his or her Protection Period;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Carmike and Executive hereby agree as follows:

§ 1. Term

The term of this Agreement shall begin on the Commencement Date and shall end on August 1, 2013 (the “Initial Term”), unless extended or earlier terminated in accordance with the terms of this Agreement (the Initial Term and any extension or earlier termination thereof is referred to as the “Term”). If not earlier terminated, the Term automatically shall be extended for one additional year on the second anniversary of the Commencement Date and for one additional year on each anniversary of the Commencement Date thereafter unless Carmike, at least ninety (90) days before any such anniversary date, gives written notice to Executive that there will be no such extension.

§ 2. Definitions

2.1 Cause. The term “Cause” for purposes of this Agreement:

(a) shall before the beginning or after the end of Executive’s Protection Period mean:

(1) Executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or Executive otherwise engages in a fraudulent act or course of conduct;

(2) There is any act or omission by Executive involving malfeasance or negligence in the performance of Executive’s duties and responsibilities for Carmike, or the exercise of Executive’s powers as an executive of Carmike, where such act or omission is reasonably likely to materially and adversely affect Carmike’s business;

(3) (A) Executive breaches any of the provisions of § 4 or (B) Executive violates any provision of any code of conduct adopted by Carmike which applies to Executive and if the consequence to such violation for any employee subject to such code of conduct ordinarily would be a termination of his or her employment by Carmike; and

(4) any determination that “Cause” exists under this § 2.1(a) shall be made in good faith by the affirmative vote of at least a majority of the members of the Board then in office at a meeting called and held for purposes of making such determination.

(b) shall during Executive’s Protection Period mean:

(1) Executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or Executive otherwise engages in a fraudulent act or course of conduct which has a material and adverse effect on Carmike;

(2) There is any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties and responsibilities for Carmike, or the exercise of Executive’s powers as an executive of Carmike, where such act or omission actually has a material and adverse effect on Carmike’s business;

(3) (A) Executive breaches any of the provisions of § 4 and such breach has a material and adverse effect on Carmike or (B) Executive violates any provision of any code of conduct adopted by Carmike which applies to Executive and any other Carmike employee if the consequence to such violation for any employee subject to such code of conduct clearly would have been a termination of his or her employment by Carmike; provided, however,

(4) No such act or omission or event shall be treated as “Cause” under this Agreement unless (A) Executive has been provided a detailed, written statement of the basis for Carmike’s belief such act or omission or event constitutes “Cause” and an opportunity to meet with the Board (together with Executive’s counsel if Executive chooses to have Executive’s counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the allegation is under § 2.1(b)(2) or § 2.1(b)(3), has had at least a thirty (30) day period to take corrective action and (B) the Board after such meeting (if Executive meets with the Board) and after the end of such thirty (30)

day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least two thirds of the members of the Board then in office at a meeting called and held for such purpose that “Cause” does exist under this Agreement.

2.2 Change in Control. The term “Change in Control” for purposes of this Agreement shall mean:

(a) a “change in control” of Carmike of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A for a proxy statement filed under Section 14(a) of the Exchange Act as in effect on the date of this Agreement;

(b) a “person” (as that term is used in Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing 45% or more of the combined voting power for election of directors of the then outstanding securities of Carmike;

(c) the individuals who at the beginning of any period of two consecutive years or less (starting on or after the date of this Agreement) constitute Carmike’s Board cease for any reason during such period to constitute at least a majority of Carmike’s Board, unless the election or nomination for election of each new member of the Board was approved in advance by vote of at least two-thirds of the members of such Board then still in office who were members of such Board at the beginning of such period;

(d) the shareholders of Carmike approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of Carmike shall be changed, converted or exchanged into or for securities of another organization or any dissolution or liquidation of Carmike or any sale or the disposition of 50% or more of the assets or business of Carmike; or

(e) the shareholders of Carmike approve any reorganization, merger, consolidation or share exchange with another corporation unless (i) the persons who were the beneficial owners of the outstanding shares of the common stock of Carmike immediately before the consummation of such transaction beneficially own more than 60% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (ii) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2.2(e)(i) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Carmike common stock immediately before the consummation of such transaction, provided (iii) the percentage described in § 2.2(e)(i) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2.2(e)(ii) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of Carmike by the persons described in § 2.2(e)(i) immediately before the consummation of such transaction.

2.3 Code. The term “Code” for purposes of this Agreement shall mean the Internal Revenue Code of 1986, as amended.

2.4 Confidential or Proprietary Information. The term “Confidential or Proprietary Information” for purposes of this Agreement shall mean any secret, confidential, or proprietary data or other information relating to the business of Carmike (other than Trade Secrets, as defined) that is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive’s relationship with Carmike and which has value to Carmike, and is not generally known to Carmike’s competitors, including but not limited to methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information. Confidential or Proprietary Information shall not include any data or information that has been voluntarily disclosed to the public by Carmike (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

2.5 Disability. The term “Disability” for purposes of this Agreement means that Executive is unable as a result of a mental or physical condition or illness to perform the essential functions of Executive’s job at Carmike even with reasonable accommodation for any consecutive 180-day period, all as reasonably determined by the Board.

2.6 Change Effective Date. The term “Change Effective Date” for purposes of this Agreement shall mean the earlier of (1) the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or (2) the date a Change in Control is first reportable in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.

2.7 Exchange Act. The term “Exchange Act” for purposes of this Agreement shall mean the Securities Exchange Act of 1934, as amended.

2.8 Good Reason. The term “Good Reason” for purposes of this Agreement shall mean:

(a) there is a reduction during Executive’s Protection Period in Executive’s base salary from Carmike or there is a reduction during Executive’s Protection Period in Executive’s combined opportunity to receive any incentive compensation and bonuses from Carmike without Executive’s express written consent;

(b) there is a reduction during Executive’s Protection Period in the scope, importance or prestige of Executive’s duties, responsibilities or authority at Carmike (other than as a result of a mere change in Executive’s title if such change in title is consistent with the organizational structure of Carmike following a Change in Control) without Executive’s express written consent;

(c) Carmike at any time during Executive’s Protection Period (without Executive’s express written consent) transfers Executive’s primary work site from Executive’s primary work site at the beginning of his or her Protection Period to a new primary work site which is more than ten (10) miles from Executive’s then current primary work site or, if Executive consents in writing to such a transfer under this Agreement, from the primary work site which was the subject of such consent, to a new primary work site which is more than thirty-five (35) miles from Executive’s then current primary work site unless such new primary work site is closer to Executive’s primary residence than Executive’s then current primary work site; or

(d) Carmike fails (without Executive’s express written consent) during Executive’s Protection Period to continue to provide to Executive health and welfare benefits, deferred compensation benefits, executive perquisites and stock option and restricted stock grants that are in the aggregate comparable in value to those provided to Executive immediately prior to the beginning of his or her Protection Period; where

(e) Any determination required under this § 2.8 shall be made on a reasonable, good faith basis by Executive after giving the Chairman of the Board a thirty (30) day period to address and cure the basis for Executive’s belief that he or she has “Good Reason” under this § 2.8.

(f) Notwithstanding anything contained herein, the non-renewal or expiration of the Term (or Carmike’s providing notice of its intent not to renew) as provided in § 1 shall not constitute Good Reason.

2.9 Protection Period. The term “Protection Period” for purposes of this Agreement shall mean the period which begins on the date there is a Change in Control and ends on the earlier of (a) the second anniversary of the Change Effective Date for such Change in Control or (b) the later of (1) the date Carmike makes a formal, public announcement to Carmike’s shareholders to the effect that the Change in Control will not become effective or (2) the date all action legally required to assure that there would be no Change Effective Date with respect to such Change in Control has been taken.

2.10 Restricted Period. The term “Restricted Period” for purposes of this Agreement shall mean the period of Executive’s employment and the two (2) year period following the date Executive’s employment by Carmike terminates.

2.11 Trade Secret. The term “Trade Secret” for purposes of this Agreement shall mean information protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret shall not include data or information that has been voluntarily disclosed to the public by Carmike (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

§ 3. Termination and Severance

3.1 Separation Benefit.

(a) If (i) Carmike at any time terminates Executive’s employment without Cause or (ii) Executive resigns during his Protection Period for Good Reason, then:

(b) Carmike shall pay Executive a total amount equal to two (2) times his base salary in effect on the day before his or her employment terminates, payable in equal monthly installments (subject to applicable tax withholdings) over the twenty-four (24) consecutive calendar month period beginning with the calendar month that coincides with or next follows the sixty-day period beginning on the date Executive has a separation from service (within the meaning of § 409A of the Code); provided, however, that if Executive has secured employment with another employer or is providing consulting services to another business prior to or during the last 12 calendar months of such 24 month period (the “Second Year Payment Period”), such monthly payments required to be made by Carmike to Executive during the Second Year Payment Period will offset by compensation Executive earns from any such employment or services during the Second Year Payment Period. Executive covenants to promptly provide notice to Carmike upon securing such employment or providing such consulting services.

(c) (1) Each outstanding and nonvested stock option granted to Executive by Carmike shall (notwithstanding the terms under which such option was granted) become fully vested and exercisable on the date Executive’s employment so terminates and each outstanding stock option shall (notwithstanding the terms under which such option was granted) remain exercisable for ninety (90) days, or if less, for the remaining term of each such option (as determined as if there had been no such termination of Executive’s employment), subject to the same terms and conditions as if Executive had remained employed by Carmike for such term or such period (other than any term or condition which gives Carmike the right to cancel any such option) and (2) any restrictions on any outstanding shares of Carmike restricted stock held by Executive immediately shall (notwithstanding the terms under which such grant was made) expire and Executive’s right to such stock shall be non-forfeitable;

(d) For the period described in § 3.1(b), Executive shall continue to be eligible to purchase substantially the same health, dental and vision care coverage and life insurance coverage as Executive was provided under Carmike’s employee benefit plans, policies and practices on the day before Executive’s employment terminated; provided, however, Executive shall pay 100% of the cost of such coverage. Carmike shall reimburse Executive for the difference between the cost of the coverage to Executive and the premium that an active employee would pay for the same coverage (“Carmike’s cost of coverage”) as soon as practical after Executive pays such cost. Further, if Carmike cannot make such coverage available to Executive under Carmike’s employee benefit plans, policies or programs, either Carmike shall, at its election, (i) make such coverage and benefits available to Executive outside such plans, policies and programs (with Executive paying 100% of the cost of such coverage and any tax liability and Carmike reimbursing Executive an amount equal to Carmike’s cost of coverage (as described above) as soon as practical after Executive pays such costs) or (ii) Carmike shall reimburse Executive for Executive’s cost to purchase substantially similar coverage and benefits; provided, however in no event will Carmike be required to incur annual reimbursement costs in an amount exceeding 150% of Carmike’s cost of coverage (as described above) for a similarly situated active employee during the one (1) year period preceding the date Executive’s employment terminates. Executive at the end of the period described in § 3.1(b) shall have the right to elect healthcare continuation coverage under § 4980B of the Code and the corresponding provisions of the Employee Retirement Income Security Act of 1974, as amended, as if his employment had terminated at the end of such period.

3.2 Other Termination. Should Executive’s employment terminate during the Term for any reason not governed by Section 3.1 above, or following the expiration of the Term, Executive shall be entitled only to compensation earned and all benefits and reimbursements due through the effective date of his termination; provided, however, that if Executive’s employment terminates during the Term as a result of his death or Disability, (1) each outstanding and nonvested stock option granted to Executive by Carmike shall (notwithstanding the terms under which such option was granted) become fully vested and exercisable on the date Executive’s employment so terminates and each outstanding stock option shall (notwithstanding the terms under which such option was granted) remain exercisable for one hundred eighty (180) days, or if less, for the remaining term of each such option (as determined as if there had been no such termination of Executive’s employment), subject to the same terms and conditions as if Executive had remained employed by Carmike for such term or such period (other than any term or condition which gives Carmike the right to cancel any such option) and (2) any restrictions on any outstanding shares of Carmike restricted stock issued to Executive immediately shall (notwithstanding the terms under which such grant was made) expire and Executive’s right to such stock shall be non-forfeitable.

3.3 No Increase in Other Benefits. If Executive’s employment terminates under the circumstances described in § 3.1, Executive expressly waives Executive’s right, if any, to have any payment made under § 3.1 taken into account to increase the benefits otherwise payable to, or on behalf of, Executive under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by Carmike.

3.4 Termination in Anticipation of a Change in Control. Executive shall be treated under 3.1 as if Executive had resigned for Good Reason during Executive’s Protection Period if:

(1) Executive resigns for what would have been Good Reason if his or her resignation had been tendered during his or her Protection Period,

(2) such resignation is effective at any time in the sixty (60) day period which ends on the date of a Change in Control, and

(3) there is a Change Effective Date for such Change in Control.

3.5 Asset Sales. If Carmike engages in a Change of Control under § 2.2(d) as a result of a sale or disposition of 50% or more of the assets or business of Carmike and the purchaser of such assets does not expressly agree to assume this Agreement and all of Carmike’s obligations under this Agreement as part of the asset purchase agreement, Executive shall have the right to resign as of the Change Effective Date of such Change in Control and such resignation shall be treated as a resignation for Good Reason during his Protection Period.

3.6 General Release. The separation benefit provided in § 3.1 shall be subject to Executive’s first signing a General Release of claims in a form reasonably acceptable to Carmike within 60 days of his “separation from service.”

§ 4. Restrictive Covenants

4.1 No Solicitation of Suppliers or Vendors. Executive will not, during the Restricted Period, for purposes of competing with Carmike in the business of operating movie theatres and related concessions, solicit or attempt to solicit, directly or by assisting others, any business or services from any other person or entity that directly or indirectly provides goods or services to Carmike, including the provision of movies, popcorn or other concession stand products, or the equipment to show movies and prepare popcorn and other concession stand products, and with whom Executive had material contact at any time during Executive’s employment.

4.2 Anti-pirating of Employees. Executive will not during the Restricted Period solicit or seek to solicit on Executive’s own behalf or on behalf of any other person, firm or corporation that engages, directly or indirectly, in exhibiting motion pictures, any person who was employed by Carmike in an executive, managerial, or supervisory capacity during the term of Executive’s employment by Carmike, with whom Executive had material contact during the two (2) year immediately prior to the termination of Executive’s employment (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by Carmike for a period of at least six (6) months.

4.3 Trade Secrets and Confidential or Proprietary Information. Executive agrees to and shall hold in confidence all Trade Secrets and all Confidential or Proprietary Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate, or otherwise communicate any Trade Secrets or Confidential or Proprietary Information to any person or entity, without the prior written consent of Carmike. Executive’s obligation of non-disclosure as set forth herein shall continue for so long as such item continues to constitute a Trade Secret or Confidential or Proprietary Information. Nothing contained in this Agreement is intended to, or should be interpreted as, diminishing in any way Carmike’s rights and remedies under the common law or applicable statutes regarding the protection of trade secrets.

4.4 Reasonable and Necessary Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of Carmike; and are a material inducement to Carmike to enter into this Agreement. Executive covenants that Executive will not challenge the enforceability of this Agreement nor will Executive raise any equitable defense to its enforcement. In the event that any of the covenants in §§ 4.1, 4.2, and 4.3 are found by a court of competent jurisdiction or arbitrator to be overly broad or otherwise unenforceable as written, the parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed.

4.5 Specific Performance. The provisions of § 4 shall survive the termination of this Agreement for any reason. Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that Carmike likely will have no adequate remedy at law if Executive shall fail to perform any of Executive’s obligations under this Agreement, and Executive therefore confirms that Carmike’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of Carmike. Accordingly, in addition to any other remedies that Carmike may have at law or in equity, Carmike will have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Executive, and notwithstanding § 6.2(b), below, Carmike will have the right to obtain preliminary and permanent injunctive relief in court to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Executive, and Executive submits to the jurisdiction of the courts of the State of Georgia for this purpose.

§ 5. Work Product and Inventions.

5.1 Works. Executive acknowledges that Executive’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, in connection with Executive’s services to Carmike (collectively, “Works”), are and will be within the scope of Executive’s employment and part of Executive’s duties and responsibilities. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of Carmike, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Executive hereby assigns, grants, and delivers exclusively and throughout the world to Carmike all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive agrees to cooperate with Carmike and to execute and deliver to Carmike, its successors and assigns, any assignments and documents Carmike requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints Carmike as his agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this § 5.1, Executive agrees that Carmike may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as Carmike, in its sole discretion, may determine.

5.2 Inventions and Ideas. Executive shall disclose promptly to Carmike (which shall receive it in confidence), and only to Carmike, any invention or idea of Executive in any way connected with Executive’s services or related to the business of Carmike, (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to Carmike any such invention or idea. Executive agrees to cooperate with Carmike and sign all papers deemed necessary by Carmike to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm Carmike’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints Carmike as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable.

§ 6. Miscellaneous Provisions

6.1 Assignment. This Agreement is for the personal services of Executive, and the rights and obligations of Executive under this Agreement are not assignable in whole or in part by Executive without the prior written consent of Carmike. This Agreement is assignable in whole or in part to any parent, subsidiaries, or affiliates of Carmike, but only if such person or entity is financially capable of fulfilling the obligations of Carmike under this Agreement.

6.2 Disputes.

(a) Governing Law and Courts. This Agreement will be governed by and construed under the laws of the State of Georgia (without reference to the choice of law principles under the laws of the State of Georgia). The parties agree that the state and federal courts in the State of Georgia with jurisdiction within or over Muscogee County, Georgia shall have exclusive jurisdiction and venue for any action arising from a dispute under this Agreement, and for any such action brought in such a court, expressly waives any defense Executive might otherwise have based on lack of personal jurisdiction or improper venue, or that the action has been brought in an inconvenient forum.

(b) Arbitration. Carmike shall have the right to obtain an injunction or other equitable relief in court arising out of Executive’s breach of the provisions of § 4 of this Agreement. However, any other controversy or claim arising out of or relating to this Agreement or any alleged breach of this Agreement shall be settled by binding arbitration in Columbus, Georgia in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the highest state or federal court having jurisdiction over such award. In the event of the termination of Executive’s employment, his or her sole remedy shall be arbitration under this § 6.2(b) and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Agreement. No punitive damages may be awarded to Executive. Carmike shall be responsible for paying all reasonable fees of the arbitrator.

6.3 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.4 Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference to a section (§) shall be to a section (§) of this Agreement unless there is an express reference to a section (§) of the Code or the Exchange Act, in which event the reference shall be to the Code or to the Exchange Act, whichever is applicable.

6.5 Attorneys Fees. If at any time during the term of this Agreement or for a period of four (4) years after the expiration of this Agreement there should arise any dispute as to the validity, interpret ion or application of any term or condition of this Agreement and it is finally determined by an arbitrator or a court of competent jurisdiction that Executive is the prevailing party in such dispute, and all appeals are exhausted and final, the Company agrees, upon written demand by Executive, to promptly reimburse Executive’s reasonable costs and reasonable attorney’s fees incurred by Executive in connection with reasonably seeking to enforce the terms of this Agreement up to $100,000 in the aggregate for all such disputes. Any such reimbursement shall be made by the Company upon or as soon as practicable following receipt of supporting documentation of the expenses reasonably satisfactory to the Company (but in no event later than March 15th of the calendar year following the calendar year in which it is finally determined that Executive is the prevailing party in such dispute and all appeals are exhausted and final). The expenses paid by the Company during any taxable year of Executive will not affect the expenses paid by the Company in another taxable year. This right to reimbursement is not subject to liquidation or exchange for another benefit. With respect to any other action taken with respect to this Agreement, Carmike shall bear its own attorneys’ fees and expenses and Executive shall bear Executive’s own attorneys’ fees and expenses.

6.6 Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Carmike and Executive.

6.7 Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

6.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement of Carmike and Executive with respect to the transactions contemplated in this Agreement, and this Agreement supersedes all prior understandings and agreements between Carmike and Executive with respect to such transactions. The provisions of Sections 4, 5 and 6 of this Agreement shall survive the termination thereof in accordance with their terms.

6.9 Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information, and other property or information delivered to or compiled by Executive by or on behalf of Carmike or its representatives, vendors or customers shall be and remain the property of Carmike, and be subject at all times to its discretion and control. Upon the request of Carmike and, in any event, upon the termination of Executive’s employment with Carmike, Executive shall deliver all such materials to Carmike.

6.10 Notices. Any notice required under this Agreement to be given by either Carmike or Executive will be in writing and will be deemed effectively given upon personal delivery to the party to be notified or five (5) days after deposit with the United States post office by registered or certified mail, postage prepaid, to the other party at the address set forth below or to such other address as either party may from time to time designate by ten (10) days advance written notice pursuant to this § 6.10. Any such written notice shall be directed as follows:

If to Carmike:

Carmike Cinemas, Inc.
1301 First Avenue
Columbus, Georgia 31901
Attention: General Counsel

If to Executive:

To Executive at his or her most recent address provided by Executive to Carmike

6.11 Binding Effect. This Agreement shall be for the benefit of, and shall be binding upon, Carmike and Executive and their respective heirs, personal representatives, legal representatives, successors and assigns, subject, however, to the provisions in § 6.1 of this Agreement.

6.12 Compliance with § 409A of the Code. To the extent any payments under this Agreement constitute “deferred compensation” subject to § 409A of the Code, Executive and Carmike intend all such payments to comply with the requirements of such section, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. Each payment made under §§ 3.1 and 6.5 of this Agreement is designated as a “separate payment” within the meaning of § 409A. Notwithstanding any contrary provision, (i) if at the time of “separation from service,” Executive is a “specified employee,” as determined in accordance with procedures adopted by the Company that reflect the requirements of § 409A(a)(2)(B)(i) of the Code (and any applicable guidance thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary to comply with § 409A (after giving effect to all relevant exceptions including the exception for amounts qualifying as “short term deferrals”), then the Company shall defer the commencement of payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) and accumulate such amounts until the date that is six (6) months and one (1) day after the date Executive has a separation from service (or, if earlier, the date of the Employee’s death) at which time the accumulated amounts shall be paid; and (ii) if any other payments of money or other benefits due to Employee hereunder could result in a violation of § 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under § 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such a violation. In addition, to the extent that any reimbursement under this Agreement provides for a “deferral of compensation” within the meaning of § 409A of the Code, (i) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

6.13 Not an Employment Contract. This Agreement is not an employment contract and shall not give Executive the right to continue in employment by Carmike for any period of time or from time to time. Moreover, this Agreement shall not adversely affect the right of Carmike to terminate Executive’s employment with or without cause at any time.

IN WITNESS WHEREOF, Carmike and Executive have executed this Agreement effective as of this 1st day of August, 2011.

CARMIKE CINEMAS, INC.

By:	/s/ S. David Passman
Name:	S. David Passman
Title:	President & Chief Executive Officer

EXECUTIVE

/s/ Daniel E. Ellis
Name: Daniel E. Ellis